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                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated January 18, 2001, accompanying the consolidated financial statements included in the 2000 Annual Report of Lakeland Bancorp, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of Lakeland Bancorp, Inc. on Form S-3 (File No. 333-89051, effective October 14, 1999 and File No. 33-34099, effective October 21, 1994) and on Form S-8 (File No. 333-34296, effective April 7, 2000 and File No. 333-89723, effective October 27, 1999.)





/s/ Grant Thornton LLP


Philadelphia, Pennsylvania
March 28, 2001